Exhibit 99.1

ACI Worldwide Appoints Two New Independent Directors

October 1, 2025

Todd Ford brings extensive CFO, SaaS and operational expertise along with public company board experience

Didier Lamouche rejoins ACI Board with substantial global CEO and board leadership experience with fintech and technology companies

OMAHA, Neb. / October 1, 2025—ACI Worldwide (NASDAQ: ACIW), an original innovator in global payments technology, today announced that Todd Ford and Didier Lamouche have been appointed as independent directors to its Board of Directors (the “Board”). These appointments reflect the Board’s ongoing commitment to adding highly qualified business leaders to the ACI Board.

Mr. Ford most recently served as President, CFO and EVP Operations at Coupa, the leading SaaS platform for business spend management. Throughout his career, he has developed deep financial acumen while leading the finance teams of SaaS software companies in their transitions from licensing to cloud. Mr. Lamouche most recently served as President and CEO of IDEMIA (formerly Oberthur Technologies). In addition to his previous Board experience at ACI, he brings extensive global technology company leadership experience and a deep insight into the international technology market.

“We look forward to benefitting from the addition of Todd and Didier to our Board,” said Adalio Sanchez, Chair of the Board of ACI. “Board refreshment continues to be a top priority as we plan for the expected retirement and transition of two current directors. We are confident that Todd and Didier will each bring important skills and expertise to our boardroom. Todd is an accomplished executive with broad financial, operational, and M&A experience in the technology sector, with specific expertise in SaaS software companies. Didier has decades of experience as CEO of various global technology companies and particularly in managing them through evolving market conditions. He also knows our company well from his previous stint on the ACI Board.”

“Todd’s many years as CFO of high-growth software technology companies in combination with Didier’s successful track record as CEO of leading global systems technology companies will add value to our Board and management team as we focus on accelerating our sustainable growth, delivering industry-leading software solutions and generating shareholder value,” said Thomas Warsop, President and CEO of ACI.

About Todd Ford

During Mr. Ford’s stint at Coupa from 2015 to 2023, he split his time between internal operations and managing external relationships, and stayed with Coupa as President and CFO Emeritus through the Company’s $8.0 billion sale to Thoma Bravo in 2023. Mr. Ford previously served as CFO of MobileIron, where he led the company through a successful IPO in 2014. He also served as CFO and EVP of Operations of Rackable Systems Inc. (now Hewlett Packard Enterprise) where he led the start-up from $20 million in revenues to more than $350 million in revenues as a publicly traded company. Mr. Ford has held various management and financial positions with technology companies including Raster Graphics and Cadence Design Systems. He began his career with Arthur Andersen. As a Managing Director at Broken Arrow Capital, Mr. Ford continues to work with companies in a variety of capacities, including as an investor, Board member and operating executive. He currently serves on the board of 8x8 and previously sat on the board of HashiCorp before its acquisition by IBM in February 2025. Mr. Ford earned a B.S. in Accounting from Santa Clara University.

About Didier Lamouche

During Mr. Lamouche’s time leading IDEMIA from 2013 until his retirement in 2018, he played a major role in transforming the global financial payments industry by helping define the technologies behind the transition to digital payments and establishing new security standards for credit and debit cards. In 2017, he led the acquisition of Morpho, a transaction that established IDEMIA as a global leader in digital identity and security. Prior to his time at IDEMIA, Mr. Lamouche served as COO of ST-Microelectronics, and CEO of ST-Ericsson, a joint venture with Ericsson focused on developing and selling semiconductor systems to the smartphone industry. His executive experience in transforming organizations and yielding profitable growth extends to his time as CEO of Bull Group, a publicly traded $1 billion-plus information technology and services company, and IBM, where he established and led a joint venture with Siemens, Altis Semiconductor, to usher in massive growth in the European cellular phone and computer manufacturing industries and later headed the global IBM semiconductor operations. He currently serves on the board of Quadient, ASM International NV, and Adecco Group. Mr. Lamouche graduated from the Ecole Centrale de Lyon as an engineer, and has a PhD in semiconductor technology.

About ACI Worldwide

ACI Worldwide, an original innovator in global payments technology, delivers transformative software solutions that power intelligent payments orchestration in real time so banks, billers, and merchants can drive growth, while continuously modernizing their payment infrastructures, simply and securely. With 50 years of trusted payments expertise, we combine our global footprint with a local presence to offer enhanced payment experiences to stay ahead of constantly changing payment challenges and opportunities.

© Copyright ACI Worldwide, Inc. 2025

ACI, ACI Worldwide, ACI Payments, Inc., ACI Pay, Speedpay and all ACI product/solution names are trademarks or registered trademarks of ACI Worldwide, Inc., or one of its subsidiaries, in the United States, other countries or both. Other parties’ trademarks referenced are the property of their respective owners.

Company Contacts

Katrin Boettger | Communications and Corporate Affairs Director |

katrin.boettger@aciworldwide.com

John Kraft | Head of Strategy & Finance | john.kraft@aciworldwide.com